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                             STOCK OPTION AGREEMENT


         THIS STOCK OPTION AGREEMENT, dated as of August 11, 1998
("Agreement"), between Liberty Technologies, Inc., a Pennsylvania corporation (the "Company"), and Crane Co., a Delaware corporation ("Crane");

                              W I T N E S S E T H:

         WHEREAS, the Company, Crane and LTI Merger, Inc., a Pennsylvania corporation and wholly owned subsidiary of Crane ("Merger Sub"), propose to enter into an Agreement and Plan of Merger, of even date herewith (the "Merger Agreement"), which provides that, among other things, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation; and

         WHEREAS, as a condition to the willingness of Crane to enter into the Merger Agreement, Crane has required that the Company agree, and in order to induce Crane to enter into the Merger Agreement, the Company has agreed, to grant Crane an option to purchase certain shares of the common stock of the Company together with the Rights associated therewith, in accordance with the terms of this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound, the parties hereto agree as follows:


                                   ARTICLE I

                                THE STOCK OPTION

         Section 1.1 Grant of Stock Option. The Company hereby grants to Crane an irrevocable option (the "Stock Option") to purchase up to 997,633 newly issued shares (the "Option Shares") of common stock, par value $.01 per share, together with the Rights associated therewith, of the Company ("Company Common Stock") in the manner set forth below at a price (the "Purchase Price") of $2.75 per Option Share. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

         Section 1.2 Exercise of Stock Option. (a) Subject to the satisfaction of the conditions set forth in Section 1.3 hereof, the Stock Option may be exercised by Crane, in whole or in part, at any time or from time to time after the occurrence of an Exercise Event (as defined below) and prior to the Termination Date (as defined below).

              (b) An "Exercise Event" shall occur for purposes of this Agreement upon the termination of the Merger Agreement pursuant to Section 7.01(d) or (e) thereof.

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              (c) The "Termination Date" shall occur for purposes of this
Agreement upon the first to occur of any of the following:

                   (i) the consummation of the Offer;

                   (ii) the date on which the Merger Agreement is terminated pursuant to Section 7.01 thereof, if an Exercise Event shall not have occurred; or

                   (iii) the date which is 365 days after the date on which the Merger Agreement is terminated pursuant to Section 7.01 thereof, if an Exercise Event shall have occurred;

provided that, with respect to clause (iii) above, if the Stock Option cannot be exercised as of such date by reason of any applicable judgment, decree, law, regulation or order, then the Termination Date shall be extended until fifteen days after such impediment has been removed.

              (d) In the event Crane wishes to exercise the Stock Option, Crane shall send a written notice (an "Exercise Notice") to the Company specifying the total number of Option Shares, if any, Crane wishes to purchase, the number of Option Shares, if any, with respect to which Crane wishes to exercise its Cash-Out Right (as defined herein) pursuant to Section 1.4 hereof, the denominations of the certificate or certificates evidencing such Option Shares which Crane wishes to receive, a date (a "Closing Date"), which shall be a business day which is at least three business days after delivery of such notice, and place for the closing of such purchase (a "Closing").

              (e) Upon receipt of an Exercise Notice, the Company shall be obligated to deliver to Crane the number of Option Shares specified therein, in accordance with the terms of this Agreement, on the later of (i) the Closing Date and (ii) the first business day on which there shall be no preliminary or permanent injunction or other order by any court of competent jurisdiction preventing or prohibiting such exercise of the Stock Option or the delivery of the Option Shares in respect of such exercise.

         Section 1.3 Closings. At each Closing, the Company will deliver to Crane a certificate or certificates evidencing the number of Option Shares specified in Crane's Exercise Notice, registered in the name of Crane or its nominee, and Crane will deliver to the Company the aggregate Purchase Price for such Option Shares. All payments made by Crane to the Company pursuant to this
Section 1.3 shall be made, at the option of Crane, by wire transfer of immediately available funds, or by delivery to the Company of a certified or bank check or checks payable to or on the order of the Company.

         Section 1.4 Cash-Out Right. If, at any time during the period commencing on the occurrence of an Exercise Event and terminating on the Termination Date, Crane sends to the Company an Exercise Notice indicating Crane's election to exercise its rights (the "Cash-Out Right") pursuant to this
Section 1.4, then the Company shall pay to Crane, on the Closing Date, in exchange for the cancellation of the Stock Option with respect to such number of Option Shares as Crane specifies in the Exercise Notice, an amount in cash equal to such number of Option Shares multiplied by the difference between (i) the average closing price for the 10 trading days commencing on the 12th trading day immediately preceding the date of the Exercise

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Notice per share of Company Common Stock (the "Average Price") and (ii) the
Purchase Price. If Crane has sent an Exercise Notice to the Company prior to the Termination Date, Crane shall be entitled to all of its rights under this
Section 1.4 to the extent exercised pursuant to the Exercise Notice notwithstanding the failure of the Company to perform all of its obligations under this Section 1.4 prior to the Termination Date.

         Section 1.5 Adjustments Upon Share Issuances, Changes in Capitalization, etc. (a) In the event of any change in Company Common Stock or in the number of outstanding shares of Company Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), the type and number of shares or securities to be issued by the Company upon exercise of the Stock Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Crane shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that Crane would have received in respect of Company Common Stock if the Stock Option had been exercised immediately prior to such event, or the record date therefor, as applicable, and such Company Common Stock had elected to the fullest extent it would have been permitted to elect, to receive such securities, cash or other property.

              (b) No adjustment made in accordance with this Section 1.5 shall constitute or be deemed a waiver of any breach of any of the Company's representations, warranties, covenants, agreements or obligations contained in the Merger Agreement.

              (c) The provisions of this Agreement, including, without limitation, Sections 1.1, 1.2, 1.3, 1.4 and 3.2, shall apply with appropriate adjustments to any securities for which the Stock Option becomes exercisable pursuant to this Section 1.5.

         Section 1.6 Covenants of Crane. Crane agrees not to transfer or otherwise dispose of the Option or the Option Shares, or any interest therein, except in compliance with the Securities Act of 1933, as amended (the "Securities Act") and any applicable state securities laws. Crane further agrees to the placement of the following legend on the certificate(s) representing the Option Shares (in addition to any legend required under applicable state securities laws):

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER (i) THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR
    (ii) ANY APPLICABLE STATE LAW GOVERNING THE OFFER AND SALE OF SECURITIES, NO TRANSFER OR OTHER DISPOSITION OF THESE SHARES, OR OF ANY INTEREST THEREIN, MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH OTHER STATE LAWS OR PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER THE ACT, SUCH OTHER STATE LAWS, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

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                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         Section 2.1 Representations and Warranties of the Company. The Company represents and warrants to Crane that (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, (b) the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, (c) this Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (d) the Company has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the Termination Date shall have reserved, all the Option Shares issuable pursuant to this Agreement, and the Company will take all necessary corporate action to authorize and reserve and permit it to issue all additional shares of Company Common Stock or other securities which may be issued pursuant to Section 1.5 hereof, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable, shall be delivered free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Crane's voting rights, charges and other encumbrances of any nature whatsoever (other than this Agreement) and shall not be subject to any preemptive rights, and (e) the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement will not, conflict with, or result in a violation of, or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Amended and Restated Articles of Incorporation or Bylaws of the Company or (ii) any mortgage, indenture, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, except in the case of the preceding clause (ii) for any such conflicts, violations, default, terminations, cancellations or accelerations which would not have a Material Adverse Effect on the Company.

         Section 2.2 Representations and Warranties of Crane. Crane represents and warrants to the Company that (a) Crane is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement,
(b) the execution and delivery by Crane of this Agreement and the consummation by Crane of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Crane, and (c) the execution and delivery of this Agreement by Crane does not, and the consummation by Crane of the transactions contemplated by this Agreement will not conflict with, or result in a violation of, or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Crane or (ii) any mortgage, indenture, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Crane or its properties or assets, except in the case of the preceding clause (ii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material

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Adverse Effect on Crane.


                                  ARTICLE III

                            COVENANTS OF THE COMPANY

         Section 3.1 Listing; Other Action. (a) The Company shall, at its expense, use its best efforts to cause the Option Shares to be approved for trading on the Nasdaq National Market ("Nasdaq"), subject to notice of issuance, as promptly as practicable following the date of this Agreement, and will provide prompt notice to Nasdaq of the issuance of each Option Share.

              (b) The Company shall use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereunder, including, without limitation, obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities.

         Section 3.2 Registration. (a) As used in this Agreement, "Registrable Securities" means each of the Option Shares issued to Crane hereunder and any other securities issued in exchange for, or issued as dividends or otherwise on or in respect of, any of such Option Shares.

              (b) At any time or from time to time following the first Closing, Crane may make a written request to the Company for registration under and in accordance with the provisions of the Securities Act with respect to all or part of the Registrable Securities (a "Demand Registration"). A Demand Registration may be, at the option of Crane, a shelf registration or a registration involving an underwritten offering. As soon as reasonably practicable after Crane's request for a Demand Registration, the Company shall file one or more registration statements on any appropriate form with respect to all of the Registrable Securities requested to be so registered; provided that the Company will not be required to file any such registration statement during any period of time (not to exceed 30 days after such request) when (A) the Company is in possession of material non-public information which it reasonably believes, upon the advice of its outside counsel, would have to be disclosed if a registration statement were filed at that time, and that any such disclosure at that time would be materially detrimental to the Company, or
(B) the Company is required under the Securities Act to include audited financial statements for any period in such registration statement that are not yet available for inclusion therein. The Company shall use its best efforts to have the Demand Registration declared effective as soon as reasonably practicable after such filing and to keep the Demand Registration continuously effective; provided that the effectiveness of any Demand Registration may be terminated if and when all of the Registrable Securities covered thereby shall have been sold. If any Demand Registration involves an underwritten offering,
(i) the Company shall have the right to select the managing underwriter, which shall be reasonably acceptable to Crane, and (ii) the Company shall enter into an underwriting agreement in customary form. The Company shall not include in any Demand Registration any securities other than the Registrable Securities requested to be registered therein by Crane.

              (c) Up to two registrations effected under this Section 3.2 shall be effected at the Company's expense except for underwriting commissions allocable to the Registrable

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Securities. The Company shall indemnify and hold harmless Crane, its affiliates and controlling persons and their respective officers, directors, agents and representatives from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgment and fees and disbursements of counsel and accountants) arising out of or based upon any statements contained in, or omissions or alleged omissions from, each registration statement (and related prospectus) filed pursuant to this Section 3.2; provided, however, that the Company shall not be liable in any such case to Crane or any affiliate or controlling person of Crane or any of their respective officers, directors, agents or representatives to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or omission or alleged omission made in such registration statement or prospectus in reliance upon, and in conformity with, written information furnished to the Company specifically for use in the preparation thereof by Crane, such affiliate, controlling person, officer, director, agent or representative, as the case may be.


                                   ARTICLE IV

                               COVENANT OF CRANE

         Section 4.1 Distribution. Crane hereby covenants and agrees that Crane is acquiring the Stock Option and will acquire the Option Shares for investment purposes only and not with a view to any distribution thereof in violation of the Securities Act, and shall not sell any Option Shares purchased pursuant to this Agreement except in compliance with the Securities Act and applicable law.


                                   ARTICLE V

                                 MISCELLANEOUS

         Section 5.1 Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

         Section 5.2 Further Assurances. The Company and Crane will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

         Section 5.3 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         Section 5.4 Entire Agreement. This Agreement and the Merger Agreement (together with the annexes and the other documents delivered pursuant thereto) constitute the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties or any of them, with respect to the subject matter hereof.

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         Section 5.5 Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party.

         Section 5.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         Section 5.7 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Either party hereto may with respect to the other party (i) extend the time for the performance of any obligation or other act, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         Section 5.8 Severability. If any term or other provision of this Agreement is held by a court or other competent authority to be invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

         Section 5.9 Notice. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, sent or transmitted, if delivered personally, sent by reputable overnight courier to the respective parties at their addresses as specified in the Merger Agreement or sent by electronic transmission to the respective parties at their telecopier numbers as specified in the Merger Agreement.

         Section 5.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.


         Section 5.11 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 5.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall constitute one and the same agreement.

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         IN WITNESS WHEREOF, the Company and Crane have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                       LIBERTY TECHNOLOGIES, INC.

                                       /s/ R. Nim Evatt
                                       ----------------------------------------
                                       R. Nim Evatt
                                       President


                                       CRANE CO.

                                       /s/ David S. Smith
                                       ----------------------------------------
                                       David S. Smith
                                       Vice President - Finance and Chief
                                       Financial Officer


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